CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 5, 1998 on the financial statements and schedules of IDS Life Insurance Company of New York and our report dated March 13, 1998 on the financial statements of IDS Life of New York Account 8 for Flexible Premium Survivorship Variable Life Insurance in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-42257) and related Prospectus for the registration of the Flexible Premium Survivorship Variable Life Insurance Policy to be offered by IDS Life Insurance Company of New York.



Ernst & Young LLP
Minneapolis, Minnesota
April 8, 1998